Exhibit 10.1

                         RESIGNATION AND GENERAL RELEASE

         1. D. Michael Litscher ("Litscher") hereby voluntarily resigns his employment with and hereby voluntarily resigns as a member of the Board of Directors of LaserSight Incorporated, LaserSight Technologies, Inc., and all other subsidiaries and affiliates of such entities (collectively "LaserSight"). For and in consideration of the promise by LaserSight to me, Litscher, to: (a) continue to compensate me at an annual rate of $171,000 through and including July 31, 2003, provided that if LaserSight resumes compensating its executives at 100% of their salary (e.g., LaserSight ceases to implement the 10% salary reduction agreed to by its executives, including Litscher, on August 16, 2001) then, the annual compensation described in this clause (a) shall increase to $190,000 and (b) continue to pay $3,000.00 per month to offset expenses incurred as a result of relocation through and including August 30, 2002, Litscher, his agents, heirs, family members, and assigns (collectively, the "Litscher Parties") hereby release and forever discharge LaserSight, and their directors, officers, employees, agents, attorneys, and assigns, and any person or entity acting by, through, or in concert with any of them (collectively, the "LaserSight Parties") from and against any and all manner of actions, liability, claims, back pay, claims for wages, vacation pay, sick pay, bonuses, pension contributions or benefits, or other employee benefits, and claims and demands of every other kind resulting from or based upon: (a) any fact or condition existing from the beginning of Litscher's employment with any of LaserSight Parties to the date hereof, (b) Litscher's employment with any of LaserSight Parties or the separation therefrom, (c) any employment practice, custom, or policy of any of LaserSight Parties, (d) any contract or other agreement with any of LaserSight Parties, including, but not limited to, the Employment Agreement between Litscher and LaserSight effective November 21, 2000 (the "Agreement"), and (e) any injury or illness sustained by Litscher during the course of or by reason of his employment with any of LaserSight Parties.

         2. Litscher only shall be entitled to the consideration described above if he executes this General Release ("Release") within twenty-one (21) days of his receipt and does not thereafter revoke within the revocation period provided below. If Litscher does not sign and deliver this Release to Company within twenty-one (21) days of receipt, or if Litscher signs and delivers this Release within twenty-one (21) days and thereafter revokes, Litscher shall be entitled to no payments or other consideration whatsoever other than pay through his last day worked.

         3. Litscher acknowledges and agrees that the claims released and discharged hereby include, but are not limited to, claims that have been or could be asserted under: (a) the common law of the State of Florida; (b) Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. ss. 2000e et seq.;
(c) the Florida Civil Rights Act, Fla. Rev. Stat. ss. 760.1 et seq.; (d) the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), as amended, 26 U.S.C. ss. 4980B; (e) the Age Discrimination in Employment Act, including the Older Workers' Benefit Protection Act, 29 U.S.C. ss. 621 et seq.; (f) the

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Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C.ss. 1001 et seq.; (g) the Civil Rights Act of 1866, as amended, -- --- 42 U.S.C.ss. 1981 et seq.; (h) the Americans with Disabilities Act, 42 U.S.C.ss. 12101 et seq.;
(i) the Civil Rights Act of 1991, -- --- -- --- Public Law 102-166 (105 Stat.
1071); (j) the Family and Medical Leave Act of 1993, 29 U.S.C.ss. 2601 et seq.;
(k) any other federal, -- --- state or local law, constitution, regulation, ordinance, decision or common law claim concerning employment, wages, discrimination in employment, or termination of employment; (l) any and all claims for personal injury, emotional distress, libel, slander, defamation, and other physical, economic, or emotional injury; (m) any and all claims arising under or related to the Agreement, and (m) all claims for attorney's fees and costs. Litscher does not hereby waive any rights or claims, which may arise after this Release is executed.

         4. Nothing contained herein affects Litscher's right to stock options, which have been granted to him prior to his last day of employment. The terms of
Section 5 (a) & (b) of the Agreement shall apply with regard to the stock options granted under the terms of the Agreement and vested as of Litscher's last day of employment and all stock options granted under the Agreement must be exercised within sixty (60) days of his last day of employment, (with the last day of employment being January 31, 2002). The stock options granted to Litscher on August 15, 2001 vested on January 31, 2002 and may be exercised at any time through and including January 31, 2003.

         5. Litscher acknowledges that he continues to remain bound by the provisions of the Agreement, which survive termination, including, but not limited to, the provisions contained in Sections 9 and 10 thereof. However, Litscher acknowledges that he has no further rights and LaserSight has not further obligations under the terms of the Agreement.

         6. Litscher agrees that, after the effective date of his resignation as set forth above, he shall have no further contact with LaserSight customers, clients, vendors, or suppliers and shall not come into the offices of LaserSight (except with a previously arranged appointment with a specific member of management) and shall not contact any currently employed LaserSight employees.

         7. Litscher represents and agrees that he will hereafter keep, and cause his attorneys and agents to keep, the fact and terms of this Release completely confidential; provided, however, that Litscher may disclose such information to his tax advisors and individuals in his immediate family, but only if those individuals keep said information completely confidential. Litscher shall not at any time make any statements or comments that would tend to disparage any of the LaserSight Parties.

         8. Litscher shall, on or before March 29, 2002 return all LaserSight property and equipment including, but not limited to, all computers, computer disks, written documents, keycards, keys to all buildings, rooms, desks, and filing cabinets, pagers, credit cards, and telephone calling cards, and shall not retain any copies of any of the foregoing. Litscher shall, on or before March 29, 2002 return in good condition such as to Litscher release

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comply with the lease agreement that certain vehicle which is owned by
LaserSight which currently is in Litscher's possession, and is currently being operated with Litscher's personal auto coverage as primary coverage, as well as all keys to said vehicle.

         9. Litscher acknowledges that he has been advised to seek an attorney for advice regarding the effect of this Release prior to signing it. Litscher also acknowledges that he was offered and was advised that he could take up to twenty-one (21) days to study this Release before signing it. Litscher understands that he has the right to revoke this Release for seven (7) days after signing. Litscher affirms that he has read this Release, fully understands the provisions hereof, and is voluntarily executing the same with full knowledge of its significance.

         10. This Release shall become effective and enforceable seven (7) days after execution. The terms of this Release shall be binding upon the successors in interest of LaserSight.

                                          LASERSIGHT TECHNOLOGIES, INC.

/s/ D. MICHAEL LITSCHER               By: /s/ FRANK BILOTTA
-----------------------                   -----------------
D. MICHAEL LITSCHER                       FRANK BILOTTA
April 9, 2002                             April 10, 2002

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